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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
       of the Securities Exchange Act of 1934 or Suspension of Duty
              to File Reports  Under Sections 13 and 15(d) of
                    the Securities Exchange Act of 1934

                 Commission File Number          0-24578
                                           -----------------------

                        Cascade Communications Corp.
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           (Exact name of registrant as specified in its charter)


              5  Carlisle Road, Westford, Massachusetts  01886
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, par value $.001 per share
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          (Title of each class of securities covered by this Form)


                                    None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [ X ]        Rule 12h-3(b)(1)(ii)    [   ]
      Rule 12g-4(a)(1)(ii)    [   ]        Rule 12h-3(b)(2)(i)      [   ]
      Rule 12g-4(a)(2)(i)     [   ]        Rule 12h-3(b)(2)(ii)     [   ]
      Rule 12g-4(a)(2)(ii)    [   ]        Rule 15d-6               [   ]
      Rule 12h-3(b)(1)(i)     [   ]

Approximate number of holders of record as of the certification or notice date:

                                   One (1)
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Cascade Communications Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    CASCADE COMMUNICATIONS, CORP.

DATE: September 16, 1997            By:  /s/ Robert K. Dahl
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                                         Robert K. Dahl
                                         Vice President and Chief
                                         Financial Officer